Exhibit 10.1

June 24, 2026

Angelos M. Stergiou, M.D., Sc.D. h.c.

c/o SELLAS Life Sciences Group, Inc.

7 Times Square, Suite 2503

New York, NY 10036

Re: Amendment to Employment Agreement

Dear Angelos:

This amendment (this “Amendment”) will serve to implement certain changes to your Employment Agreement with SELLAS Life Sciences Group, Inc. (the “Company”), effective July 1, 2019 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.	Severance. The Agreement is hereby amended by replacing Section 4(J) of the Agreement with the following:

“J.           Change in Control Severance. If Executive’s employment is terminated within the one (1) month period prior to or one (1) year following a Change in Control Event (as defined in the Company’s 2017 Stock Incentive Plan), by the Company, or its successor, without Cause or by Executive for Good Reason, the Company or its successor will provide the following (the “CIC Severance Benefits”): (i) pay Executive the following amounts in a lump sum on the Payment Commencement Date: (A) an amount equal to twenty-four (24) months of Executive’s then-current Base Salary, less standard employment-related withholdings and deductions; and (B) an amount equal to one and one-half (1.5) times Executive’s Target Bonus for the year in which Executive’s employment terminates, without regard to whether the performance goals with respect to such Target Bonus have been established or met and less standard employment-related withholdings and deductions; (ii) provided Executive elects to continue Executive’s and Executive’s eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimburse Executive for the monthly premium to continue such coverage until the earlier of (x) the eighteen (18) month anniversary of the Date of Termination and (y) the end of the calendar month in which Executive becomes eligible to receive group health plan coverage under another employee benefit plan; and (iii) provide that the then-unvested portion of any equity awards held by Executive shall immediately vest in full and become exercisable or free from forfeiture or repurchase, as applicable, as of the Date of Termination. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code, these payments shall be treated as taxable payments to Executive and Executive shall be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. For the avoidance of doubt, if Executive is eligible to receive CIC Severance Benefits, Executive shall not receive any Severance Benefits.

SELLAS™ Life Sciences Group, Inc., Times Square Tower, 7 Times Square, Suite 2503, New York, NY, 10036, USA

Telephone: +1-646-200-5278

Nasdaq: SLS

www.sellaslifesciences.com

2.	No Other Changes. Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Agreement, and the Agreement remains otherwise unchanged and in full force and effect.

You may accept this Amendment by countersigning below where indicated and returning it to me.

[Signature page follows]

Best Regards,

SELLAS Life Sciences Group, Inc.

/s/ John Varian
John Varian
Chair of the Board of Directors

Agreed to and Accepted:

/s/ Angelos M. Stergiou
Angelos M. Stergiou, M.D., Sc.D. h.c.

Date:	6/24/2026